News Release
NYSE: MYE

Contact(s):
Donald A. Merril, Vice President &
Chief Financial Officer, (330) 253-5592

Max Barton, Director, Corporate Communications
& Investor Relations, (330) 761-6106

Myers Industries and GS Capital Partners Agree to Extend Closing Date of Proposed Acquisition

Myers' Board Declares Increased Quarterly Dividend and $0.28 Special Dividend

FOR IMMEDIATE RELEASE: December 10, 2007, Akron, Ohio- The Board of Directors of Myers Industries, Inc. (NYSE: MYE) today announced that GS Capital Partners (GSCP) has requested more time to complete the acquisition of the Company. In consideration for extending the closing date of the transaction from December 15, 2007 to April 30, 2008, GSCP has agreed to make a non-refundable payment to Myers of the previously agreed upon $35 million fee. GSCP has secured an extension of its debt financing commitments from Goldman Sachs Credit Partners and Key Bank pursuant to which GSCP has agreed to contribute another $30 million of equity to the transaction.

GSCP has acknowledged that there has been no material adverse change in Myers' business, and that GSCP's deadline extension request resulted from its desire to further evaluate conditions in certain industries in which Myers operates.

John C. Orr, Myers Industries' president and chief executive officer said, "Both sides continue to work closely to complete this transaction. In light of GSCP's request for an extension, which we received the evening of December 7, 2007, the Board of Directors determined that it is in the best interest of Myers' shareholders to preserve this opportunity."

Board of Directors Increases Regular Dividend; Declares Special Dividend
Myers Industries' Board of Directors also announced today that it would increase the Company's regular quarterly dividend from $0.0525 to $0.06 per common share, payable January 2, 2008, to shareholders of record as of December 20, 2007. As permitted by the extension agreement, the Board of Directors also approved payment of a special dividend of $0.28 per common share, also payable January 2, 2008, to shareholders of record as of December 20, 2007.

Changes to Merger Agreement
As part of the agreement to extend the closing deadline with GSCP, Myers Industries will be free to respond to takeover proposals solicited or received from others during the extension period and will not be required to pay a termination fee to GSCP if it enters into an alternative transaction.

Except as modified by the extension agreement, the terms of the merger agreement remain unchanged, including GSCP's agreement to acquire all of the outstanding common stock of Myers Industries for $22.50 per share in cash.

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About Myers Industries
Myers Industries, Inc. is an international manufacturer of polymer products for industrial, agricultural, automotive, commercial, and consumer markets. The Company is also the largest wholesale distributor of tools, equipment, and supplies for the tire, wheel, and undervehicle service industry in the U.S. The Company reported record net sales from continuing operations of $780.0 million in 2006. Visit www.myersind.com to learn more.

Caution on Forward-Looking Statements: Statements in this release may include "forward-looking" statements within the meaning of the Private Securities Litigation Reform Act of 1995. Any statement that is not of historical fact may be deemed "forward-looking."

Words such as "expect," "believe," "project," "plan," "anticipate," "intend," "objective," "goal," "view," and similar expressions identify forward-looking statements. These statements are based on management's current views and assumptions of future events and financial performance and involve a number of risks and uncertainties, many outside of the Company's control, that could cause actual results to materially differ from those expressed or implied. Factors include, but are not limited to: changes in the markets for the Company's business segments; changes in trends and demands in the industries in which the Company competes; unanticipated downturn in business relationships with customers or their purchases; competitive pressures on sales and pricing; raw material availability, increases in raw material costs, or other production costs; future economic and financial conditions in the United States and around the world; the Company's ability to integrate acquisitions over time; the Company's ability to execute the components of its Strategic Business Evolution process; and other risks as detailed in the Company's 10-K and other reports filed with the Securities and Exchange Commission. Myers Industries undertakes no obligation to publicly update or revise any forward-looking statements contained herein, which speak only as of the date made.

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